Exhibit 99.1

Kodiak Sciences Announces Recent Business Highlights and First Quarter 2026 Financial Results

Palo Alto, Calif., May 7, 2026 -- Kodiak Sciences Inc. (Nasdaq: KOD), today reported recent business highlights and financial results for the third quarter ended March 31, 2026.

"Kodiak has entered 2026 with continued momentum and increasing clarity as we advance toward key clinical readouts and our first planned regulatory submission," said Victor Perlroth, M.D., Chief Executive Officer of Kodiak Sciences.

"The recent positive Phase 3 GLOW2 results for Zenkuda reinforce the strength of our ABC Platform and position us to move forward on our first multi-indication BLA submission. At the same time, we are making meaningful progress across our late-stage portfolio, including continued advancement of KSI-101 and KSI-501, and we eagerly anticipate the September readout for DAYBREAK Phase 3 in wet AMD and the December readout for PEAK Phase 3 in MESI. This year is a defining period for Kodiak, with important opportunities for further clinical validation, regulatory progress and continued evolution of our identity as a vision sciences company," continued Dr. Perlroth.

Recent Business Highlights

Zenkuda (tarcocimab tedromer) — Accelerating Toward BLA Submission

On March 26, 2026, Kodiak announced positive topline results in GLOW2, the second Phase 3 study of Zenkuda (tarcocimab tedromer) in diabetic retinopathy (DR), demonstrating superiority over sham.

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Zenkuda demonstrated superiority to sham with 62.5% of Zenkuda-treated patients achieving a ≥2-step improvement in diabetic retinopathy severity score (DRSS) compared to 3.3% of sham-treated patients (p<0.0001).
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Zenkuda also demonstrated superiority to sham with an 85% risk reduction in the key secondary endpoint of development of sight threatening complications (2.4% with Zenkuda vs 15.8% with sham, p=0.0001) and with a ≥3-step improvement in DRSS (13.7% with Zenkuda vs 0% with sham, p<0.0001).
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Zenkuda showed strong efficacy independent of GLP-1 receptor agonist use, supporting its profile in a real-world diabetic population.
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Zenkuda was well tolerated with no instances of intraocular inflammation, retinal vasculitis or occlusive retinal vasculitis, and a low cataract adverse event rate (2% per arm).

Combined with the previously reported Phase 3 study readouts (GLOW1, BEACON and DAYLIGHT), Zenkuda now has a multi-indication BLA-ready profile.

Phase 3 DAYBREAK Study — Topline Data Expected September 2026

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Enrollment in the DAYBREAK Phase 3 study of both Zenkuda and KSI-501 in patients with treatment-naive neovascular age-related macular degeneration (wet AMD) was completed with approximately 690 subjects enrolled.
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Topline data from the one-year primary endpoint for DAYBREAK are expected in September 2026, evaluating both Zenkuda and KSI-501.

KSI-101 — Phase 3 Programs Advancing

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Enrollment is progressing well in the Phase 3 PEAK and PINNACLE studies of KSI-101 in patients with macular edema secondary to inflammation (MESI), evaluating the 5 mg and 10 mg dose levels.
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Topline results from PEAK are expected in 4Q 2026.
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Topline results from PINNACLE are expected in 2Q 2027.
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On February 7, 2026, Kodiak presented final Phase 1b APEX data at the Angiogenesis, Exudation and Degeneration annual meeting:
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More than half of patients achieved ≥15-letter gains in best corrected visual acuity (BCVA), with additional benefit at higher dose levels.
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Rapid vision improvements with 10-letter gains by Week 4 and OCT CST <325 microns achieved as early as Week 1 in top dose groups.
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In top dose groups, ≥90% achieved complete absence of intraretinal fluid (IRF) and subretinal fluid (SRF), indicating retinal dryness and normalization of retinal architecture.

First Quarter 2026 Financial Results

Cash Position

Kodiak ended the first quarter of 2026 with $169.5 of million cash and cash equivalents. We believe that our current cash and cash equivalents will support our current and planned operations into 2027.

Net Loss

Net loss for the first quarter of 2026 was $58.2 million, or $0.94 per share on a basic and diluted basis, as compared to a net loss of $57.5 million, or $1.09 per share on a basic and diluted basis, for the first quarter of 2025. Net loss for the first quarter of 2026 included non-cash stock-based compensation expense of $12.2 million, as compared to $15.9 million for the first quarter of 2025.

R&D Expenses

Research and development (“R&D”) expenses were $48.5 million for the first quarter of 2026, as compared to $43.6 million for the first quarter of 2025. R&D expenses for the first quarter of 2026 included non-cash stock-based compensation expense of $6.2 million, as compared to $7.9 million for the first quarter of 2025. The increase in R&D expenses in the first quarter of 2026 was primarily driven by increased clinical activities related to our active PEAK/PINNACLE and DAYBREAK studies.

G&A Expenses

General and administrative (“G&A”) expenses were $11.2 million for the first quarter of 2026, as compared to $15.4 million for the first quarter of 2025. G&A expenses for the first quarter of 2026 included non-cash stock-based compensation expense of $6.0 million, as compared to $8.0 million for the first quarter of 2025. Additionally, sublease income from one of our corporate office buildings helped offset G&A expenses in the first quarter of 2026.

About Diabetic Retinopathy

Approximately 9.7 million people in the U.S. have diabetic retinopathy (DR), a progressive disease that occurs when damaged blood vessels leak blood and fluid into the retina. DR can progress quickly into vision-threatening complications including proliferative diabetic retinopathy (PDR) or diabetic macular edema (DME). More than 50% of patients with moderate or severe non-proliferative DR develop DME by Year 4. Current treatment guidelines for DR are largely reactive, with intervention typically initiated only after the development of PDR or center-involved DME, when retinal damage may be irreversible and associated with permanent vision loss. Although anti-VEGF therapy has been shown to reduce the risk of DME by approximately 50% compared to laser or no treatment, utilization remains limited. This underutilization is primarily driven by the asymptomatic nature of the disease and the substantial treatment burden of current intravitreal injection therapies. The growing use of GLP-1–based therapies in patients with diabetes represents an important factor to consider in the management and treatment of DR.

About Zenkuda™ (tarcocimab tedromer)

Zenkuda is an investigational anti-VEGF therapy built on Kodiak's proprietary Antibody Biopolymer Conjugate (ABC) Platform. Zenkuda has a mean ocular half-life in humans of 20 days, approximately three times longer than approved anti-VEGF therapies, and is designed to maintain effective drug levels in ocular tissues for longer. Zenkuda is being developed as a mainstay intravitreal biologic monotherapy that provides high immediacy, driven by the enhanced formulation, and high durability, driven by the ABC® platform and our science of durability, with the ultimate objective of providing, once approved, a flexible 1-month through 6-month label for all patients with retinal vascular disease (treatment-naïve, treatment-experienced, mild patients, and severe patients).

Zenkuda has completed four successful Phase 3 pivotal studies: the Phase 3 GLOW1 and GLOW2 studies in diabetic retinopathy (DR), the Phase 3 BEACON study in retinal vein occlusion (RVO), and the Phase 3 DAYLIGHT study in wet AMD. In the GLOW1 and GLOW2 studies, Zenkuda successfully treated DR patients and prevented disease progression with 100% of patients on extended 6-month dosing at Year 1. In the BEACON study, during the first 6 months, Zenkuda-treated patients were dosed at 8-week intervals (as opposed to 4-week intervals for aflibercept). In the second 6 months, identical retreatment criteria were used for the Zenkuda and aflibercept arms, and nearly half of Zenkuda patients did not require any treatment while achieving similar vision and anatomical outcomes as the aflibercept group at one year. In the DAYLIGHT study, Zenkuda demonstrated non-inferior efficacy results and compelling safety and tolerability at a once-monthly dosing interval. Zenkuda is currently being studied in the Phase 3 DAYBREAK study in wet AMD, the final anticipated Phase 3 study in the program. In DAYBREAK, patients are treated on an every 1-month through every 6-month treatment interval, depending on an AI-driven assessment of disease activity. Topline results for the DAYBREAK one-year primary endpoint are expected in 3Q 2026.

About GLOW1 and GLOW2

GLOW1 and GLOW2 were prospective, randomized, double-masked, sham-controlled, multicenter Phase 3 studies evaluating Zenkuda 5mg in participants with diabetic retinopathy. Both studies employed extended-interval dosing regimens with an ultimate treatment interval of every six months. The primary endpoint was the proportion of eyes improving by ≥2 steps on the Diabetic Retinopathy Severity Scale (DRSS) from baseline at Week 48. Additional outcome measures include the proportion of eyes developing a sight-threatening complication of diabetic retinopathy and the proportion of eyes improving ≥3 steps on DRSS from baseline at Week 48. Additional information about GLOW1 and GLOW2 can be found on www.clinicaltrials.gov under Trial Identifier NCT05066230 (https://clinicaltrials.gov/study/NCT05066230) and NCT06270836 (https://clinicaltrials.gov/show/NCT06270836).

In the GLOW1 study, patients were randomized 1:1 to receive either sham injections or Zenkuda via intravitreal injection at baseline, Week 8, Week 20 and Week 44, for a planned four injections in year one. The Phase 3 GLOW1 study demonstrated that, with extended 6-month dosing in every patient, Zenkuda can achieve strong efficacy both in treating existing disease (primary endpoint) and preventing vision threatening complications and disease progression (key secondary endpoint). In GLOW1, Zenkuda met its primary endpoint of the proportion of patients with at least a 2-step improvement on the DRSS score with 41.1% of Zenkuda-treated patients demonstrating at least a 2-step improvement versus 1.4% of patients in the sham group, a 29-fold increased response rate ratio (p-value less than 0.0001). Zenkuda also met all key secondary endpoints, including greater reductions in the proportion of patients developing sight-threatening complications (such as diabetic macular edema and proliferative diabetic retinopathy) versus sham, demonstrating an 89% decreased risk (2.3% with Zenkuda versus 21.0% with sham, p-value < 0.0001).

The Phase 3 GLOW2 study was designed as a confirmatory study to the Phase 3 GLOW1 study. Patients were randomized 1:1 to receive either sham injections or Zenkuda via intravitreal injection at baseline, Week 4, Week 8, Week 20 and Week 44, for a planned five injections in year one. The Phase 3 GLOW2 study confirmed findings from GLOW1 that, with extended 6-month dosing in all Zenkuda-treated patients, Zenkuda can achieve strong efficacy both in treating existing disease (primary endpoint) and preventing vision threatening complications and disease progression (key secondary endpoint). In GLOW2, Zenkuda met its primary endpoint of the proportion of patients with at least a 2-step improvement on the DRSS, with 62.5% of Zenkuda-treated patients demonstrating at least a 2-step improvement versus 3.3% of patients in the sham group, a 19-fold increased response rate ratio (p-value < 0.0001). Zenkuda also met all key secondary endpoints, including greater reductions in the proportion of patients developing sight-threatening complications (such as diabetic macular edema and proliferative diabetic retinopathy), versus sham, demonstrating an 85% decreased risk (2.4% with Zenkuda versus 15.8% with sham, p-value ≤ 0.0001).

About DAYBREAK (and Zenkuda)

The Phase 3 DAYBREAK study is a non-inferiority study evaluating parallel investigational arms of Zenkuda and KSI-501 against active comparator aflibercept. The DAYBREAK study incorporates learnings from prior pivotal trials of Zenkuda and was designed to maximize the probability of meeting the primary endpoint of non-inferiority in visual acuity gains. Patients randomized to Zenkuda will receive individualized dosing every 4 to 24 weeks on an as needed basis following four monthly loading doses. Patients randomized to aflibercept will be dosed per label. The individualized dosing of Zenkuda is determined by a treat-to-dryness proactive approach using the presence of retinal fluid as a disease activity marker, which resembles retina specialists' practice and optimizes each patient's treatment, instead of using a combination of central subfield thickness and vision loss. The objectives for Zenkuda in DAYBREAK are to assess its durability potential, strengthen its competitive position in wet AMD and bolster the possible regulatory application package for the program. DAYBREAK was designed to showcase the potential for Zenkuda to be a mainstay biologic for VEGF-driven retinal vascular diseases with both a strong efficacy/immediacy (driven by its enhanced formulation) and a strong durability (driven by its ABC design and science of durability). Topline data for the one-year primary endpoint in DAYBREAK are expected in 3Q 2026.

About KSI-501

KSI-501 is an investigational anti-IL-6, VEGF-trap bispecific therapy built on the ABC platform and is being developed for high prevalence retinal vascular diseases to address the leading unmet needs of extended durability and targeting disease biology beyond VEGF for differentiated efficacy. KSI-501 is designed to provide high immediacy/efficacy, driven by the enhanced formulation, and high durability, driven by the ABC platform and our science of durability.

In preclinical models, KSI-501 was shown to be a potent inhibitor of VEGF and IL-6 and, further, was shown to normalize the blood retinal barrier, opening up the possibility that KSI-501 may be a disease-modifying therapy for retinal vascular diseases. Furthermore, higher intraocular levels of IL-6 correlated with poorer BCVA outcomes over time in wet AMD patients treated with anti-VEGF monotherapy, which suggests that IL-6 inhibition in combination with anti-VEGF therapy could lead to improved outcomes.

Kodiak has advanced KSI-501 into the Phase 3 study DAYBREAK to evaluate its efficacy and safety in wet AMD. DAYBREAK has completed enrollment. DAYBREAK uses KSI-501's enhanced 50 mg/mL formulation containing both conjugated and unconjugated antibody that is intended to balance immediacy and durability. Topline data for the one-year primary endpoint in DAYBREAK are expected in 3Q 2026.

About DAYBREAK (and KSI-501)

The DAYBREAK study is a non-inferiority study evaluating parallel investigational arms of KSI-501 and Zenkuda against active comparator aflibercept. Patients randomized to KSI-501 will receive fixed every 8-week dosing with additional individualized dosing (up to monthly dosing) on an as needed basis after four monthly loading doses. Patients randomized to aflibercept will be dosed per label. Using the same treat-to-dryness approach as Zenkuda, coupled with fixed intensive proactive dosing, our goal is to maximize both the probability of meeting the primary endpoint as well as the probability of demonstrating additional efficacy benefits. The primary endpoint is non-inferiority in change in visual acuity from baseline to the average of Week 40, 44 and 48. The objective for KSI-501 in DAYBREAK is to explore the efficacy potential of bispecific IL-6 and VEGF inhibition in a broad treatment-naïve wet AMD population. DAYBREAK has completed enrollment. Topline data for the one-year primary endpoint in DAYBREAK are expected in 3Q 2026. Additional information about DAYBREAK can be found on www.clinicaltrials.gov under Trial Identifier NCT06556368 (https://clinicaltrials.gov/study/NCT06556368).

About KSI-101

KSI-101 is a novel, potent and high strength (100 mg/mL) bispecific protein targeting IL-6 and VEGF. We are developing KSI-101 for patients with macular edema (retinal fluid) secondary to inflammation (MESI). MESI is a heterogenous group of diseases that clinically present with macular edema and visual impairment which are caused by a common pathophysiology–inflammation and blood retinal barrier disruption. The clinical presentation of retinal fluid and visual impairment is a mainstay in these patients, irrespective of the location of the inflammation inside of the eye (anterior, intermediate, posterior or all intraocular compartments) or the specific etiology (defined autoimmune associated, idiopathic, post-procedural, or inflammatory choroidal neovascularization).

Currently there are no available intravitreal biologic therapies addressing the spectrum of MESI diseases. We believe that MESI represents a new market segment separate from the established anti-VEGF market.

Data from our dose-finding Phase 1b APEX study demonstrated robust anatomical and visual responses across MESI patients. More than half of patients achieved ≥15-letter gains in best corrected visual acuity ("BCVA"), with additional benefit at higher dose levels. Rapid vision improvements and anatomical response was observed with 10-letter gains by Week 4 in top dose groups and OCT CST <325 microns achieved as early as Week 1 in top dose groups. Continued anatomical improvement was observed over time with >90% resolution of intraretinal ("IRF") and subretinal fluid ("SRF") by Week 8 and 20/25 Snellen visual acuity by Week 20. In top dose groups, ≥90% achieved complete absence of IRF and SRF, indicating retinal dryness and normalization of retinal architecture. KSI-101 also continued to be well tolerated with a favorable safety profile. The top two dose levels in APEX have been advanced into the Phase 3 pivotal studies, PEAK and PINNACLE. The PEAK and PINNACLE studies are actively enrolling.

About PEAK and PINNACLE

The PEAK and PINNACLE studies are superiority studies evaluating two dose levels of KSI-101 (5 mg and 10 mg) compared to sham treatment in patients with MESI. PEAK and PINNACLE are identical in study design with key differences in patient population. PEAK includes patients with more severe disease (moderate to severe macular edema and vision impairment) and PINNACLE includes patients with milder disease (mild macular edema and any vision impairment), as well as patients with moderate to severe macular edema with good vision. Together, PEAK and PINNACLE are designed to enroll complementary patient populations and to cover a wide spectrum of MESI patients.

Patients randomized to the KSI-101 treatment arms will receive fixed monthly dosing for 6 doses (from Day 1 to Week 20), with subsequent individualized dosing (up to monthly dosing) for 6 additional visits (Week 24 to Week 44). Patients in the sham arm will receive monthly sham dosing for 6 doses followed by sham PRN. The primary and key secondary endpoints will be evaluated at Week 24. PEAK and PINNACLE are now actively enrolling patients. Topline data readouts for PEAK and PINNACLE are expected in 4Q 2026 and 2Q 2027, respectively.

About Kodiak Sciences Inc.

Kodiak Sciences (Nasdaq: KOD) is a precommercial retina-focused biotechnology company committed to researching, developing and commercializing transformative therapeutics. We are focused on bringing new science to the design and manufacture of next-generation retinal medicines to prevent and treat the leading causes of blindness globally. We are developing a portfolio of three late-stage clinical programs. Zenkuda™ (tarcocimab tedromer) has a BLA-ready profile in diabetic retinopathy, retinal vein occlusion and wet AMD, and, together with KSI-501, is being explored in the BLA-facing Phase 3 DAYBREAK wet AMD study, with topline data expected in 3Q 2026. Zenkuda and KSI-501 target the $15 billion anti-VEGF market across retinal vascular diseases. KSI-101 is a bispecific protein being explored in two BLA-facing Phase 3 studies in Macular Edema Secondary to Inflammation (MESI), with topline data readouts expected to begin in 4Q 2026.

Kodiak®, Kodiak Sciences®, ABC®, ABC Platform™, Zenkuda™, VETi™ and the Kodiak logo are registered trademarks or trademarks of Kodiak Sciences Inc. in various global jurisdictions.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not based on historical fact and include statements regarding: Kodiak's planned multi-indication BLA submission for Zenkuda; expectations regarding the timing of topline data readouts from the DAYBREAK Phase 3 study for both Zenkuda and KSI-501; and the status of enrollment in, and expectations regarding the timing of topline data readouts from, the PEAK and PINNACLE Phase 3 studies. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as "anticipate," "believe," "could," "expect," "intend," "may," "plan," "pursue," "should," "will," "would," and other similar expressions, among others. Any forward-looking statements are based on management's current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to the risk that: the completed Phase 3 studies for Zenkuda may not be sufficient to support a BLA submission or approval in DR, RVO, or wet AMD; a BLA for tarcocimab tedromer or any other product candidate may not be accepted by, or receive approval from, the FDA or foreign regulatory agencies when expected, or at all; cessation, modification, or delay of any ongoing clinical studies and Kodiak's development of Zenkuda, KSI-501, KSI-101, or any other product candidate may occur; safety, efficacy, and durability data observed in Kodiak's product candidates in current or prior studies may not continue or persist; KSI-501 may not inhibit VEGF and IL-6 or have an impact on the treatment of patients as expected, and that preclinical data suggesting the possibility that KSI-501 may be a disease-modifying therapy may not translate to clinical outcomes; the DAYBREAK Phase 3 study for Zenkuda or KSI-501 and/or the PEAK Phase 3 study for KSI-101 may not achieve its primary endpoint or may not do so on the anticipated timeline; any one or more of Kodiak's product candidates may not be successfully developed, approved, or commercialized; sufficient capital may not be available as expected, or at all, to complete the development of any products; adverse conditions in the U.S. and global economic markets may significantly impact Kodiak's business and operations, including its clinical trial sites, as well as the business or operations of its manufacturers, contract research organizations, or other third parties with whom Kodiak conducts business; as well as the other risks identified in the section entitled "Risk Factors" in Kodiak's Annual Report on Form 10-K for the year ended December 31, 2025, as well as discussions of potential risks, uncertainties, and other important factors in Kodiak's subsequent filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this press release, and Kodiak undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned not to place undue reliance on such forward-looking statements.

Kodiak Sciences Inc.

Condensed Consolidated Statements of Operations (unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2026	2025
Operating expenses
Research and development	$48,547	$43,644
General and administrative	11,230	15,429
Total operating expenses	59,777	59,073
Loss from operations	(59,777)	(59,073)
Interest income	1,641	1,602
Other income (expense), net	(22)	10
Net loss and comprehensive loss	$(58,158)	$(57,461)
Net loss per share, basic and diluted	$(0.94)	$(1.09)
Weighted-average shares outstanding, basic and diluted	61,859,485	52,746,318

Kodiak Sciences Inc.

Condensed Consolidated Balance Sheet Data (unaudited)

(in thousands)

	March 31, 2026	December 31, 2025
Cash and cash equivalents	$169,530	$209,862
Working capital	125,685	169,283
Total assets	306,006	351,533
Accumulated deficit	(1,616,863)	(1,558,705)
Total stockholders’ equity	112,101	157,383

Kodiak Contact:

John Borgeson

Chief Financial Officer

Tel (650) 281-0850

ir@kodiak.com